Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

1st State Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-38772 and 333-72787) on Forms S-8 of 1st State Bancorp, Inc. of our report dated November 11, 2005, relating to our audit of the consolidated balance sheet of 1st State Bancorp, Inc. and subsidiary as of September 30, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year ended September 30, 2005, which report appears in this Annual Report on Form 10-K of 1st State Bancorp, Inc.

/s/ McGladrey & Pullen, LLP

Charlotte, North Carolina

December 27, 2005